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                                                                  EXHIBIT (d)(2)

                         MUTUAL NON-DISCLOSURE AGREEMENT
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     THIS AGREEMENT is made effective as of February 9, 2001 (the "Effective
     Date") by and between Proxicom, Inc. ("Proxicom"), with offices at 11600 Sunrise Valley Drive, Reston, Virginia 20191, USA and Dimension Data ("Dimension"), with its headquarters in Johannesburg, South Africa (each individually a "Party" and collectively the "Parties").

                                   WITNESSETH:

     WHEREAS, in connection with exploring and evaluating a possible business transaction (the "Transaction") and for the purposes of the ongoing Transaction, the Parties recognize the need to disclose to one another certain of their Confidential Information (as defined below); and

     WHEREAS, the Parties wish to stipulate the terms and conditions upon which such Confidential Information will be disclosed by one Party to the other Party hereunder;

     NOW, THEREFORE, the Parties agree as follows:

1. "Confidential Information" means information in whatever form disclosed by or on behalf of one Party (the "Disclosing Party") to the other Party (the "Receiving Party") before, on or after the Effective Date hereof which relates to a Disclosing Party's business or the Transaction including without limitation: business, financial, human resources, and technical materials, information and data, or information which although not directly related to the Transaction, is nevertheless disclosed as a result of or in connection with the Parties' discussions of the Transaction together with analyses or other documents prepared by the Receiving Party or any of the Receiving Party's affiliates, employees, representatives and/or consultants that contain or otherwise reflect such Confidential Information.

2. The Receiving Party shall use the Disclosing Party's Confidential Information only for the purpose of evaluating the Transaction and for the purposes of the ongoing Transaction, and shall protect such Confidential Information from disclosure to third parties, using the same degree of care used to protect its own proprietary information of like importance, but in any case using no less than a reasonable degree of care. The Receiving Party may disclose the Disclosing Party's Confidential Information to its affiliates, its employees, its representatives and its consultants, in each case if such affiliates, employees, representatives and consultants have a need to know, and providing such affiliates, employees, representatives and consultants (i) use the Confidential Information for the purposes of the Transaction only, and (ii) are bound to protect the Confidential Information to the same extent as the Receiving Party is bound. The Parties shall each be responsible for any breach of the terms of this Agreement by them or their respective affiliates, employees, representatives and/or consultants and hereby agree, at their sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain their respective affiliates, employees, representatives and/or consultants from prohibited or unauthorized disclosure or use of the Confidential Information. The term "affiliate" means any person or entity controlling, controlled by or under common control with a Party.

3. The restrictions of this Agreement on use and disclosure of Confidential Information shall not apply to information that:

     (a) the Receiving Party can demonstrate is in the lawful possession or control of such Party on a non-confidential basis at the time of its disclosure hereunder; provided the source of such information was free to disclose it to the Receiving Party without obligation (whether contractual, legal, fiduciary or otherwise) to the Disclosing Party;

     (b) is or becomes publicly known other than through disclosure by the Receiving Party or the Receiving Party's affiliates, employees, representations and/or consultants;

     (c) the Receiving Party obtained from a third party not known by the Receiving Party to be subject to any obligation (whether contractual, legal, fiduciary or otherwise) to the Disclosing Party prohibiting such disclosure;

     (d) the Receiving Party can demonstrate was developed independently by such Party without reference to the Confidential Information; or
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     (e)  is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law; provided, however, that before
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     making such disclosure, the Party planning to make such disclosure shall, to the extent permitted by applicable law (i) give the other Party a reasonable opportunity to interpose an objection and/or take action to seek confidential handling of such information and (ii) reasonably cooperate with the other Party, at the other Party's expense, to seek confidential handling of such information.

4. Each Party agrees that, for a period of one (1) year from the Effective Date hereof, neither it nor any of its affiliates will solicit for employment, directly or indirectly, any member of the other Party's senior management with whom it first had contact, or who was specifically identified to it, during the period of its evaluation of the Transaction; provided, however, that this paragraph will not prevent either Party from
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     employing any person who contacts such Party on his or her own initiative without any direct or indirect solicitation by or encouragement from such Party. For purposes of this paragraph, "solicit for employment" shall not be deemed to include any general solicitations of employment by one Party not specifically directed towards employees of the other Party. Nothing herein shall prevent either Party from, directly or indirectly, soliciting for employment or hiring any member of the other Party's senior management whose employment with such other Party has been terminated.

5. Confidential Information disclosed under this Agreement (including information in computer software or held in electronic storage media) shall be and shall remain the property of the Disclosing Party. The Receiving Party, upon the written request of the Disclosing Party at any time, shall promptly return or destroy all such tangible Confidential Information of the Disclosing Party in its possession, and the Receiving Party shall thereafter retain no such Confidential Information in any form. The Receiving Party shall be fully responsible for the return or destruction of all Confidential Information disclosed to its affiliates, its employees, it representatives and/or its consultants.

6. Without the prior written consent of the other Party, a Party will not disclose (other than as anticipated elsewhere in this Agreement) to any third party any information (including Confidential Information) regarding the Transaction, including without limitation, the fact that discussions are occurring concerning the Transaction, any of the terms or conditions relating to the Transaction being discussed by the Parties, or the existence of this Agreement.

7. This Agreement shall become effective on the date first set forth above and shall continue for the longer of (i) one (1) year from the Effective Date or (ii) one (1) year after the termination of any definitive agreement entered into by the Parties with respect to the Transaction, except as otherwise explicitly stated herein.

8. The Parties understand and agree that unless and until a definitive agreement between Proxicom and Dimension with respect to a possible Transaction is executed and delivered, neither Proxicom nor Dimension will be under any legal obligation of any kind with respect to the Transaction by virtue of this or any other written or oral expression, except for matters expressly agreed herein. Neither Party makes any representation or warranty as to the accuracy or completeness of any information disclosed hereunder.

9. Dimension hereby acknowledges that Proxicom is disclosing its Confidential Information in consideration of Dimension's agreement not to propose to Proxicom or any other person or entity any transaction between Dimension and Proxicom and/or its security holders or involving any of Proxicom's securities or security holders unless Proxicom shall have requested in writing that Dimension make such a proposal, and that Dimension will not acquire, or assist, advise or encourage any other persons or entities in acquiring, directly or indirectly, control of Proxicom or any of Proxicom's securities, businesses or assets for a period of one (1) year from the date of this Agreement unless Proxicom shall have consented in advance in writing to such acquisition. Dimension also agrees that Proxicom shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this paragraph and Dimension further agrees that it shall not oppose the granting of such relief. Notwithstanding the foregoing, Dimension shall not be subject to the restrictions provided in this paragraph 9 if (i) at any time, any person or entity other than Dimension announces an intention to acquire, directly or indirectly, any voting

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     securities or assets of Proxicom or (ii) Proxicom publicly solicits offers for its acquisition or the acquisition of its business and/or assets in their entirety.

10. To the extent that any Confidential Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their respective desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

11. Each Party acknowledges that it is aware (and that its affiliates, employees, representatives and consultants who are apprised of the possible Transaction have been advised) that the United States and other applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company, from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

12. This Agreement: (a) is the complete Agreement of the Parties concerning the subject matter hereof and supersedes any and all prior Agreements, understandings or discussions with respect to the subject matter hereof;
     (b) shall not be construed to create any obligation on the part of either Party to complete the Transaction or to compensate the other Party in any manner, except as may be set forth by a separate written Agreement duly executed and delivered by the Parties; (c) may not be amended or in any manner modified except in a writing signed by the Parties; and (d) shall be governed and construed in accordance with the laws of the United States and, in particular, the State of New York except its rules as to choice of law. The Parties agree and hereby consent to the jurisdiction and venue of the state and federal courts for the Borough of Manhattan, New York, New York. If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provisions shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the Parties as expressed herein. Without prejudice to the rights and remedies otherwise available to the Parties, the Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by either Party or the affiliates, employees, representatives and/or consultants of either Party and, accordingly, that the Parties shall be entitled to equitable relief, including injunctive relief and/or specific performance, if either Party (including the affiliates, employees, representatives and/or consultants thereof) breaches or threatens to breach any of the provisions of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute the same Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused the Agreement to be executed by its duly authorized representative:

PROXICOM, INC.                                DIMENSION DATA

By: /s/  Kenneth J. Tarpey                            By: /s/  P.K. Quarmby
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Print Name: Kenneth J. Tarpey                 Print Name: P.K. Quarmby
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Title:  Executive Vice President & CFO        Title:  Director
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Date:   2/9/2001                              Date:  12/2/2001
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